Exhibit 99.1
Meridian Corporation Reports 1Q 2022 Net Income of $5.5 million, or $0.88 Per Diluted Share and Quarterly Cash Dividend of $0.20 Per Share.

MALVERN, Pa., May 2, 2022 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2022	2021	2021	2021	2021
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Income:
Net income	$5,535	$7,719	$9,438	$8,258	$10,170
Diluted earnings per common share	$0.88	$1.24	$1.52	$1.33	$1.65
Pre-tax, pre-provision income (1)	$7,704	$9,671	$12,898	$10,898	$13,905
Pre-tax, pre-provision income - Bank (1)	$8,778	$6,829	$8,896	$7,811	$7,891
(1) See Non-GAAP reconciliation in the Appendix

Christopher J. Annas, Chairman and CEO commented “Meridian’s first quarter revenue of $31.1 million generated earnings of $5.5 million, or $0.88 per diluted share. The solid quarterly performance resulted from exceptional growth and earnings from the bank segment. Loan and lease growth was $84.1 million or 26% annualized (excluding PPP loans and mortgage loans held for sale). The net interest margin increased to 3.89% as PPP loans are being replaced by higher yielding commercial loans. The SBA division had an excellent quarter of growth and loan sales, as we continue to expand this business line. Although our mortgage business performance was down due to interest rate increases and a lack of homes for sale, historical seasonality should result in higher second and third quarter volume. We are monitoring expense levels constantly and making adjustments to support profitability.”

Mr. Annas added, “Meridian is getting consistent opportunities to capture market share in our core Philadelphia metro region, benefited by recent consolidations. At the same time we are being watchful of economic and international events that continue to affect supply chains and pricing. Diligence in our credit process towards these opportunities will always be our first priority.”

Balance Sheet Highlights
March 31, 2022 compared to December 31, 2021:
•Total assets increased $118.1 million, or 6.9%, to $1.8 billion as of March 31, 2022.
•Portfolio loans, excluding SBA Paycheck Protection Program ("PPP") loans, grew $84.1 million, or 6.5% quarter-over-quarter, or 26% on an annualized basis. PPP loans decreased $38.6 million, or 43.7%, and mortgage loans held for sale decreased $376 thousand, or 0.5%.
•Quarter-over-quarter portfolio loan growth was most evident in the commercial real estate/construction portfolio which grew $41.0 million, commercial loans and leases which grew $38.7 million, and residential loans which grew $10.3 million, partially offset by a decrease of $4.3 million in SBA loans, and a $1.6 million decrease in home equity loans.
•As of March 31, 2022, we have assisted borrowers with the forgiveness of 904 PPP “round 1” loans totaling approximately $227.4 million, and 324 PPP “round 2” loans totaling approximately $70.0 million.
•Cash and cash equivalents and investments increased a combined $45.4 million or 193.4%.
•During the quarter-ended March 31, 2022, $27.7 million of municipal securities, previously classified as available-for-sale on the balance sheet, were transferred to the held-to-maturity portfolio at fair value. After transfer, $1.3 million of unrealized losses remain in accumulated other comprehensive income. No gain or loss was recognized as a result of the transfer.
•Our combined servicing asset portfolio (which includes both mortgage servicing rights and SBA servicing assets) increased $631 thousand, or 4.9%, to $13.4 million as of March 31, 2022.

•Total deposits grew $118.4 million, or 8.2%, to $1.6 billion as of March 31, 2022. Non-interest bearing deposits grew $16.9 million, or 6.1%, to $291.4 million as of March 31, 2022.
•Total borrowings decreased $5.2 million as short-term borrowings were paid down with available cash on hand. As of March 31, 2022 Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) balances were paid down to $0 as PPP loans have continued to be forgiven or paid off.

Income Statement Highlights
First quarter 2022 compared to fourth quarter 2021:

•Pre-tax, pre-provision income for the Bank in the first quarter 2022 was $8.8 million, an increase of $1.9 million, or 28.5%, led by strong SBA loan sales volume, wealth management income, and other fee income, combined with lower operating expenses for the quarter.
•Consolidated net income was $5.5 million, a decrease of $2.2 million, or 28.3%, largely led by a lower level of non-interest income from mortgage banking activity.
•The return on average equity (“ROE”) and return on average assets (“ROA”) were 13.86% and 1.28%, respectively, for the first quarter 2022, compared to 19.15% and 1.74%, respectively, for the fourth quarter 2021.
•Net interest margin increased to 3.89% from 3.83%, as excess cash and PPP loan payoffs were reinvested in higher yielding commercial portfolios. Interest income, however, declined modestly $287 thousand, or 1.8% due largely to fewer days in the quarter.
•Non-interest income decreased $4.0 million or 23.3%, due to:
•Lower level of mortgage banking revenue, which declined $6.5 million, or 48%, partially offset by increased hedging gains of $2.3 million.
•An increase in SBA loan sale revenue of $1.0 million, or 70.8%.
•An increase in other fee income of $131 thousand, or 11.7%.
•An increase in wealth management revenue of $34 thousand, or 2.7%, due to increased assets under management ("AUM") and favorable market conditions.
•Changes in fair value related to mortgage banking activities were down $236 thousand over the period.
•Provision for loan losses increased $837 thousand due to loan growth, combined with an increase in specific reserves due to impaired loans.
•Non-interest expenses decreased $2.3 million, or 9.7%, as a result of a lower level of salaries and benefits, largely related to variable compensation in the mortgage segment, combined with a decline in incentive and stock based compensation for bank and wealth segments.
•On April 28, 2022, the Board of Directors declared a quarterly cash dividend of $0.20 per common share, payable May 23, 2022, to shareholders of record as of May 16, 2022.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2022	2021	2021	2021	2021
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Income:
Net income - consolidated	$5,535	$7,719	$9,438	$8,258	$10,170
Basic earnings per common share	$0.92	$1.29	$1.56	$1.37	$1.70
Diluted earnings per common share	$0.88	$1.24	$1.52	$1.33	$1.65
Net interest income - consolidated	$16,035	$16,322	$16,257	$15,412	$15,120

	At the Quarter Ended (Unaudited)
	2022	2021	2021	2021	2021
	March 31	December 31	September 30	June 30	March 31
Balance Sheet:
Total assets	$1,831,589	$1,713,443	$1,762,445	$1,709,010	$1,743,977
Loans, net of fees and costs	1,431,906	1,386,457	1,378,670	1,362,750	1,354,551
Total deposits	1,564,851	1,446,413	1,439,047	1,413,280	1,383,590
Non-interest bearing deposits	291,379	274,528	265,842	261,806	257,730
Stockholders' Equity	157,684	165,360	158,416	152,885	143,505

	At the Quarter Ended (Unaudited)
	2022	2021	2021	2021	2021
	March 31	December 31	September 30	June 30	March 31
Balance Sheet (Average Balances):
Total assets	$1,752,643	$1,755,263	$1,739,848	$1,723,421	$1,694,961
Total interest earning assets	1,680,070	1,696,473	1,691,641	1,678,721	1,654,791
Loans, net of fees and costs	1,397,002	1,449,361	1,351,634	1,345,672	1,296,242
Total deposits	1,504,241	1,468,575	1,409,534	1,385,250	1,307,280
Non-interest bearing deposits	281,123	287,801	254,843	255,964	234,030
Stockholders' Equity	161,939	159,921	155,580	146,497	137,189

	At the Quarter Ended (Unaudited)
	2022	2021	2021	2021	2021
	March 31	December 31	September 30	June 30	March 31
Performance Ratios:
Return on average assets - consolidated	1.28%	1.74%	2.15%	1.92%	2.43%
Return on average equity - consolidated	13.86%	19.15%	24.07%	22.61%	30.06%

Income Statement Summary
First Quarter 2022 Compared to Fourth Quarter 2021
Net income was $5.5 million, or $0.88 per diluted share, for the first quarter of 2022 compared to net income of $7.7 million, or $1.24 per diluted share, for the fourth quarter of 2021. The $2.2 million decrease in net income quarter-over-quarter was driven largely by a decline in mortgage banking activity, partially offset by an increased level of SBA 7(a) loan sales during the quarter. Non-interest expense decreased $2.3 million and the provision for loan losses increased $837 thousand due to portfolio loan growth combined with the impact of charge-offs, specific reserves and qualitative provisioning during the current quarter.

Interest income decreased $284 thousand, or 1.6%, to $18.0 million from $18.2 million for the fourth quarter of 2021 largely due to having 2 less days in the first quarter of 2022, in addition to a lower level of commercial real estate and construction loan fees, and lower PPP fee income. Quarter-over-quarter, there was combined average balance growth of $67.3 million on commercial loans and leases, small business loans, and residential real estate loans. All of these factors led to a decrease of only 3 basis points in the yield on loans, to 4.71% for the first quarter of 2022. Despite the modest decrease in loan yield, due to lower PPP fee income, PPP loan balances are being replaced by higher yielding commercial loans and leases, as evidenced by the loan portfolio growth discussed in the balance sheet summary section below.

Interest expense remained relatively unchanged from the prior quarter, increasing only $3 thousand, or 0.1%, to $1.9 million. The cost of deposits increased 2 basis points over the prior quarter, as rates in interest checking and money market accounts moved up 1 and 2 basis points, respectively, while the cost of time deposits was lower by 1 basis point.

The net interest margin was 3.89% for the first quarter of 2022 compared to 3.83% for the fourth quarter of 2021. Excluding the impact from PPP, the net interest margin increased 6 basis points to 3.82% for the first quarter 2022 from 3.76% for the fourth quarter of 2021. A reconciliation of this non-GAAP measure is included in the Appendix. Overall based on the above, net interest income decreased $287 thousand, or 1.8%, to $16.0 million from $16.3 million for the fourth quarter of 2021.

The provision for loan losses was $615 thousand for the first quarter of 2022, compared to a $(222) thousand negative provision for the fourth quarter of 2021. The increase in the provision was due to growth in the loan portfolio quarter over quarter, in addition to $567 thousand in leasing charge-offs that were recorded during the first quarter of 2022, and an increase in specific reserves on non-performing loans, offset somewhat by the impacts of qualitative provisioning for economic factors that have continued to improve as we emerge from the COVID-19 pandemic. Nearly all of the first quarter 2022 charge-offs were in our small ticket equipment leasing portfolio.

Total non-interest income for the first quarter of 2022 was $13.1 million, down $4.0 million or 23.3%, from the fourth quarter of 2021. The decrease in non-interest income was due to a decrease of $6.5 million, or 48.0%, in mortgage banking net revenue over the fourth quarter of 2021 as mortgage loan originations were down quarter-over-quarter. Our mortgage segment originated $323.8 million in loans during the first quarter of 2022, a decrease of $104.5 million, or 24.4%, from the prior quarter. Refinance activity represented 36% of the total residential mortgage loans originated for the first quarter of 2022, compared to 33% for the fourth quarter of 2021. The changes in the fair value of derivative instruments and loans held for sale declined a combined $236 thousand during the first quarter of 2022 compared to the fourth quarter of 2021, while there was a $2.8 million gain on hedging activity for the first quarter of 2022, compared to a $563 thousand gain for the fourth quarter of 2021.
As our SBA lending group continues to grow the SBA 7(a) loan portfolio, the pipeline of loan sales activity has remained strong. For the first quarter of 2022 the gain on sale of SBA 7(a) loans increasing $1.0 million, or 70.8%, from the fourth quarter of 2021 as the volume of loans sold increased to $25.2 million in the first quarter of 2022 compared to $15.6 million in loans sold in the fourth quarter of 2021.

Wealth management revenue from our wealth segment increased $34 thousand, or 2.7%, quarter-over-quarter due to the more favorable market conditions that existed in the first quarter of 2022, compared to the fourth quarter of 2021. Assets under management maintained above the $1 billion level as the wealth segment has continued to benefit from favorable market conditions and business development synergies realized between our segments.
Other non-interest income increased $131 thousand, or 11.7%, compared to the fourth quarter of 2021. This increase was largely due to increases in income from our title insurance company and swap premium income.

Total non-interest expense for the first quarter of 2022 was $21.4 million, down $2.3 million or 9.7%, from the fourth quarter of 2021. Total salaries and employee benefits expense was $15.3 million, a net decrease of $1.7 million or 10.2%, compared to the fourth quarter of 2021. Of this decrease, $761 thousand related to the mortgage segment, which recognizes variable compensation based on loan origination volume. Salary and employee benefits were down $983 thousand for the bank and wealth segments due to a decline in stock based compensation quarter-over-quarter.
Occupancy and equipment expense was up $167 thousand, or 15.4%, from the fourth quarter of 2021 due to improvements starting to be made for our operations headquarters which was purchased later in 2021. Information technology costs decreased $157 thousand, or 18.1%, Other non-interest expense declined $619 thousand, or 27.2%, due to a reduction in a reserve for mortgage loan repurchases.

First Quarter 2022 Compared to First Quarter 2021
Net income was $5.5 million, or $0.88 per diluted share for the first quarter of 2022 compared to net income of $10.2 million, or $1.65 per diluted share, for the first quarter of 2021. The decrease of $4.6 million, or 45.6%, was driven largely by a decline in mortgage banking activity, partially offset by the bank segment’s continued improvement from interest income on portfolio loans, combined with increases in SBA 7(a) loan sales and wealth management revenue.
Net interest income was $16.0 million, an increase of $915 thousand, or 6.1%, over net interest income for the first quarter of 2021. This net interest income growth reflects an increase in average interest earning assets of $25.3 million and an increase in the net interest margin of 17 basis points. The increase in net interest margin is a result of a 6 basis point increase in the yield on interest-earning assets, combined with a decrease of 14 basis points in the cost of funds.
The provision for loan losses of $615 thousand for the first quarter of 2022 increased $16 thousand, or 2.67%, from the provision for loan losses recorded for the first quarter of 2021. The first quarter 2021 provision was calculated at the time the COVID-19 pandemic was intensifying locally and nationally and was therefore impacted by increased qualitative provisioning for the economic uncertainty as a result of the pandemic, while the first quarter 2022 provision reflects that certain financial and economic indicators have improved over the last few periods, combined with the impact of a specific reserve applied against the non-performing loan relationship discussed below in the Asset Quality Summary section.
Total non-interest income for the first quarter of 2022 was $13.1 million, down $13.9 million or 51.6% from the comparable period in 2021. This decrease in non-interest income came from our mortgage segment. Mortgage banking net revenue decreased $17.0 million or 70.6% over the first quarter of 2021, resulting from decreased levels of mortgage loan originations as rising interest rates and lack of housing inventory has had an impact on mortgage banking activity. Our mortgage segment originated $323.8 million in loans during the first quarter of 2022, a decrease of $401.2 million, or 55.3%, from the first quarter of 2021. The changes in the fair value of derivative instruments and loans held for sale increased a combined $3.5 million over the period. Net hedging activity declined as the net gain decreased $1.4 million for the first quarter of 2022.
Net revenue from the sales of SBA 7(a) loans increased $1.3 million as $25.2 million in loans were sold in the first quarter of 2022 compared to $13.0 million in loans sold in the first quarter of 2021, an increase of nearly 93.8%. This represents the 5th straight quarter of net revenue from the sales of SBA 7(a) loans of at least $1.2 million. Wealth management revenue increased $168 thousand year-over-year due to an increase of $166.8 million in assets under management over this period, which benefit from the more favorable market conditions, as discussed above. Other fee income was up $173 thousand or 16.1% from the first quarter of 2021, to $1.2 million, due to increases in wire fees, title fee income, and servicing fee income.
Total non-interest expense for the first quarter of 2022 was $21.4 million, down $6.8 million or 24.2%, from the comparable period in 2021. The decrease in non-interest expense is largely attributable to a decrease in salaries and employee benefits expense, which decreased $6.8 million or 30.9%, from the comparable period in 2021. Of this decrease, $7.5 million relates to the mortgage segment, while there was an increase of $680 thousand for the bank and wealth segments due to an increase of 30 in FTE’s and a higher level of stock-based compensation expense.
Advertising and promotion expense increased $201 thousand, or 25.6%, over the comparable period in 2021 as the result of a renewed and focused priority placed on business development and community outreach efforts throughout the Meridian organization. In the first quarter of 2022 the easing of COVID-19 restrictions has provided our team members with much better opportunities to meet with customers and prospective customers as they were accustomed to pre-pandemic.

Information technology expense increased $285 thousand, or 67.1%, to $710 thousand for the first quarter of 2022. Meridian continued with our strategy to invest in technology that focuses on improving back-office efficiencies through automation and workflow processes. In addition, with a focus on cloud-based computing, IT has improved the scalability of storage; reduced the maintenance process; and eliminated the need and cost for further servers. Other non-interest expense decreased $382 thousand, or 18.7%, to $1.7 million for the first quarter of 2022, largely due to a reduction in a reserve for mortgage loan repurchases.

Balance Sheet Summary
As of March 31, 2022, total assets were $1.8 billion, an increase of $118.1 million, or 6.9%, from December 31, 2021. Total assets increased $87.6 million from March 31, 2021. This growth in assets over both periods compared was due to loan portfolio growth, as discussed further below.

Portfolio loans grew $45.4 million, or 3.3%, to $1.4 billion as of March 31, 2022, from $1.4 billion as of December 31, 2021. Overall portfolio loan growth, excluding PPP loans, was 6.5% quarter-over-quarter, or 26% on an annualized basis for 2022. Commercial loans increased $25.0 million, or 8.5%, commercial real estate loans increased $12.9 million, or 2.4%, construction loans increased $28.1 million, or 20.8%, residential real estate loans held in portfolio increased $10.3 million, or 15.1%, and lease financings increased $13.7 million, or 14.7% from December 31, 2021. Partially offsetting the growth in portfolio loans was a decrease of $38.6 million, or 43.7%, in PPP loan balances.

The Corporation adopted ASU 20216-02 ("Leases") as of January 1, 2022, that revised the lessee accounting for our office and equipment leases. As a result of this adoption, a right of use asset of $10.5 million was included in other assets, while a related lease liability of $10.3 million was included in other liabilities as of March 31, 2022.

Deposits were $1.6 billion as of March 31, 2022, up $118.4 million, or 8.2%, from December 31, 2021. Non-interest bearing deposits increased $16.9 million, or 6.1%, from December 31, 2021 due to strong business development efforts.

Interest-bearing checking accounts decreased $16.0 million, or 5.9%, while money market accounts/savings accounts combined decreased $9.5 million, or 1.4%, since December 31, 2021. Certificates of deposits increased $127.0 million, or 61.7%, from December 31, 2021, as such deposits were utilized as an alternative source of wholesale funding due to more favorable interest rates at this time.

Consolidated stockholders’ equity of the Corporation was $157.7 million, or 8.6% of total assets as of March 31, 2022, as compared to $165.4 million, or 9.7% of total assets as of December 31, 2021. The change in stockholders’ equity is the result of year-to-date net income of $5.5 million, offset by dividends of $8.5 million paid during the first three months of 2022, and a $6.4 million decline in accumulated other comprehensive income from the investment security portfolio due to changes in interest rates over this period.

As of March 31, 2022, the Tier 1 leverage ratio was 9.10% for the Corporation and 11.20% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.09% for the Corporation and 12.41% for the Bank, and total risk-based capital was 13.91% for the Corporation and 13.76% for the Bank. Based on these capital ratio levels, we remain above the Community Bank Leverage Ratio ("CBLR") requirement of 8%. Quarter-end numbers show a tangible common equity to tangible assets ratio (a non-GAAP measure) of 8.40% for the Corporation and 10.40% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $25.04 as of March 31, 2022, compared with $26.37 as of December 31, 2021.

Asset Quality Summary
Asset quality remains a strong focus of management. In the fourth quarter of 2021 one loan relationship for $13.8 million became a non-performing loan relationship and as a result total non-performing loans were $22.8 million as of March 31, 2022, compared to $23.0 million as of December 31, 2021. As of March 31, 2022 there was a specific reserve of $2.3 million against this loan relationship. Consequently the ratio of non-performing assets to total assets was elevated to 1.25% as of March 31, 2022 and 1.34% as of December 31, 2021. Despite the near-term impact to these ratios resulting from this one loan relationship, management feels that overall asset quality remains strong. There was no other real estate property included in non-performing assets for either period.

Meridian realized net charge-offs of 0.04% of total average loans for the quarter ending March 31, 2022, up from the quarter ended December 31, 2021 level of 0.00%. Charge-offs amounted to $567 thousand for the quarter ending March 31, 2022, while recoveries were $20 thousand during this quarter. Nearly all of the charge-offs for the quarter ending March 31, 2022 were from small ticket equipment leases. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure, see reconciliation in the Appendix), was 1.38% as of March 31, 2022 and 1.46% as of December 31, 2021.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 subsequently filed quarterly reports on Form 10Q and current reports on Form 8K that update or provide information in addition to the information included in the Form 10K and Form 10Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2022	2021	2021	2021	2021
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Earnings and Per Share Data
Net income	$5,535	$7,719	$9,438	$8,258	$10,170
Basic earnings per common share	0.92	1.29	1.56	1.37	1.70
Diluted earnings per common share	0.88	1.24	1.52	1.33	1.65
Common shares outstanding	6,129	6,108	6,108	6,173	6,168

Performance Ratios
Return on average assets - consolidated	1.28%	1.74%	2.15%	1.92%	2.43%
Return on average equity - consolidated	13.86%	19.15%	24.07%	22.61%	30.06%
Net interest margin (TEY)	3.89%	3.83%	3.83%	3.70%	3.72%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.82%	3.76%	3.73%	3.75%	3.64%
Yield on earning assets (TEY)	4.35%	4.28%	4.31%	4.20%	4.29%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.31%	4.23%	4.24%	4.30%	4.26%
Cost of funds	0.50%	0.49%	0.52%	0.54%	0.62%
Efficiency ratio	74%	71%	66%	71%	67%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.04%	—%	—%	0.01%	—%
Non-performing loans/Total loans	1.51%	1.57%	0.61%	0.55%	0.56%
Non-performing assets/Total assets	1.25%	1.34%	0.52%	0.48%	0.49%
Allowance for loan losses/Total loans held for investment	1.31%	1.35%	1.38%	1.35%	1.36%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.38%	1.46%	1.52%	1.58%	1.65%
Allowance for loan losses/Non-performing loans	82.41%	81.47%	206.42%	224.63%	214.44%

Capital Ratios
Book value per common share	$25.73	$27.07	$25.94	$24.77	$23.27
Tangible book value per common share	$25.04	$26.37	$25.23	$24.06	$22.55
Total equity/Total assets	8.61%	9.65%	8.99%	8.95%	8.23%
Tangible common equity/Tangible assets - Corporation (1)	8.40%	9.42%	8.76%	8.71%	7.99%
Tangible common equity/Tangible assets - Bank (1)	10.40%	11.54%	10.90%	10.92%	10.22%
Tier 1 leverage ratio - Corporation	9.10%	9.39%	9.28%	8.97%	8.86%
Tier 1 leverage ratio - Bank	11.20%	11.51%	11.55%	11.28%	11.34%
Common tier 1 risk-based capital ratio - Corporation	10.09%	10.83%	10.64%	10.16%	9.90%
Common tier 1 risk-based capital ratio - Bank	12.41%	13.27%	13.25%	12.80%	12.66%
Tier 1 risk-based capital ratio - Corporation	10.09%	10.83%	10.64%	10.16%	9.90%
Tier 1 risk-based capital ratio - Bank	12.41%	13.27%	13.25%	12.80%	12.66%
Total risk-based capital ratio - Corporation	13.91%	14.81%	14.72%	14.23%	14.05%
Total risk-based capital ratio - Bank	13.76%	14.63%	14.62%	14.18%	14.03%
(1)Non-GAAP measure. See reconciliation in the Appendix.

	Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	March 31, 2022	March 31, 2021
Interest Income
Interest and fees on loans	$17,219	$16,822
Investments and cash	745	629
Total interest income	17,964	17,451

Interest Expense
Deposits	1,289	1,566
Borrowings	640	765
Total interest expense	1,929	2,331

Net interest income	16,035	15,120
Provision for loan losses	615	599
Net interest income after provision for loan losses	15,420	14,521

Non-Interest Income
Mortgage banking income	7,096	24,100
Wealth management income	1,304	1,136
SBA income	2,520	1,245
Earnings on investment in life insurance	138	66
Net change in fair value of derivative instruments	(166)	(944)
Net change in fair value of loans held for sale	(1,124)	(3,867)
Net change in fair value of loans held for investment	(778)	(102)
Net gain (loss) on hedging activity	2,827	4,261
Net gain on sale of investment securities available-for-sale	12	48
Service charges	27	32
Other	1,246	1,073
Total non-interest income	13,102	27,048

Non-Interest Expenses
Salaries and employee benefits	15,298	22,139
Occupancy and equipment	1,252	1,152
Professional fees	848	940
Advertising and promotion	986	785
Data processing	479	616
Information technology	710	425
Pennsylvania bank shares tax	199	163
Other	1,661	2,043
Total non-interest expenses	21,433	28,263

Income before income taxes	7,089	13,306
Income tax expense	1,554	3,136
Net Income	$5,535	$10,170

Weighted-average basic shares outstanding	6,023	6,000
Basic earnings per common share	$0.92	$1.70

Adjusted weighted-average diluted shares outstanding	6,262	6,146
Diluted earnings per common share	$0.88	$1.65

	Statement of Condition (Unaudited)
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Assets
Cash & cash equivalents	$68,888	$23,480	$63,121	$26,902	$31,004
Investment securities	167,870	168,028	153,566	149,366	141,654
Mortgage loans held for sale	81,258	80,882	117,996	132,348	170,248
Loans, net of fees and costs	1,431,906	1,386,457	1,378,670	1,362,750	1,354,551
Allowance for loan losses	(18,826)	(18,758)	(18,976)	(18,361)	(18,376)
Bank premises and equipment, net	11,883	11,806	8,242	8,160	8,080
Bank owned life insurance	22,641	22,503	22,362	12,269	12,204
Servicing assets	13,396	12,765	11,932	10,327	8,278
Goodwill and intangible assets	4,227	4,278	4,329	4,380	4,432
Other assets	48,346	22,002	21,203	20,869	31,902
Total Assets	$1,831,589	$1,713,443	$1,762,445	$1,709,010	$1,743,977

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$291,379	$274,528	$265,842	$261,806	$257,730
Interest bearing deposits
Interest checking	252,298	268,248	279,659	257,939	243,832
Money market / savings accounts	688,117	697,628	670,101	631,604	592,260
Certificates of deposit	333,057	206,009	223,445	261,931	289,768
Total interest bearing deposits	1,273,472	1,171,885	1,173,205	1,151,474	1,125,860
Total deposits	1,564,851	1,446,413	1,439,047	1,413,280	1,383,590
Borrowings	36,136	41,344	100,683	82,156	149,260
Subordinated debt	40,538	40,508	40,760	40,730	40,701
Other liabilities	32,380	19,818	23,539	19,959	26,921
Total Liabilities	1,673,905	1,548,083	1,604,029	1,556,125	1,600,472

Stockholders' Equity	157,684	165,360	158,416	152,885	143,505
Total Liabilities & Stockholders’ Equity	$1,831,589	$1,713,443	$1,762,445	$1,709,010	$1,743,977

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income	$17,964	$18,248	$18,306	$17,517	$17,451
Interest expense	1,929	1,926	2,049	2,105	2,331
Net interest income	16,035	16,322	16,257	15,412	15,120
Provision (credit) for loan losses	615	(222)	597	96	599
Non-interest income	13,102	17,086	22,122	21,732	27,048
Non-interest expense	21,433	23,737	25,481	26,246	28,263
Income before income tax expense	7,089	9,893	12,301	10,802	13,306
Income tax expense	1,554	2,174	2,863	2,544	3,136
Net Income	$5,535	$7,719	$9,438	$8,258	$10,170

Weighted-average basic shares outstanding	6,023	5,978	6,045	6,032	6,000
Basic earnings per common share	$0.92	$1.29	$1.56	$1.37	$1.70

Adjusted weighted-average diluted shares outstanding	6,262	6,210	6,231	6,203	6,146
Diluted earnings per common share	$0.88	$1.24	$1.52	$1.33	$1.65

	Segment Information
	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$15,610	94	331	16,035	$14,500	(14)	634	15,120
Provision for loan losses	615	—	—	615	599	—	—	599
Net interest income after provision	14,995	94	331	15,420	13,901	(14)	634	14,521
Non-interest income	3,376	1,303	8,423	13,102	2,323	1,136	23,589	27,048
Non-interest expense	10,208	878	10,347	21,433	8,932	895	18,436	28,263
Income before income taxes	$8,163	519	(1,593)	7,089	$7,292	227	5,787	13,306

Reconciliation of Non-GAAP Financial Measures
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2022	2021	2021	2021	2021
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Income before income tax expense	$7,089	$9,893	$12,301	$10,802	$13,306
Provision for loan losses	615	(222)	597	96	599
Pre-tax, pre-provision income	$7,704	$9,671	$12,898	$10,898	$13,905

	Pre-tax, Pre-provision Income by Segment (Unaudited)
	2022	2021	2021	2021	2021
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Bank	$8,778	$6,829	$8,896	$7,811	$7,891
Wealth	519	286	432	376	227
Mortgage	(1,593)	2,556	3,570	2,711	5,787
Pre-tax, pre-provision income	$7,704	$9,671	$12,898	$10,898	$13,905

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2022	2021	2021	2021	2021
	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Net interest margin (TEY)	3.89%	3.83%	3.83%	3.70%	3.72%
Impact of PPP loans and PPPLF borrowings	(0.07)%	(0.07)%	(0.10)%	0.05%	(0.08)%
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.82%	3.76%	3.73%	3.75%	3.64%

Yield on earning assets (TEY)	4.35%	4.28%	4.31%	4.20%	4.29%
Impact of PPP loans	(0.04)%	(0.05)%	(0.07)%	0.10%	(0.03)%
Yield on earning assets (TEY, excluding PPP loans)	4.31%	4.23%	4.24%	4.30%	4.26%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2022	2021	2021	2021	2021
	March 31	December 31	September 30	June 30	March 31
Allowance for loan losses / Total loans held for investment	1.31%	1.35%	1.38%	1.35%	1.36%
Less: Impact of loans held for investment - fair valued	0.02%	0.02%	0.01%	0.01%	0.00%
Less: Impact of PPP loans	0.05%	0.09%	0.13%	0.22%	0.29%
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.38%	1.46%	1.52%	1.58%	1.65%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2022	2021	2021	2021	2021
(Dollars in thousands)	March 31	December 31	September 30	June 30	March 31
Total stockholders' equity	$157,684	$165,360	$158,416	$152,885	$143,505
Less:
Goodwill and intangible assets	(4,227)	(4,278)	(4,329)	(4,380)	(4,432)
Tangible common equity	$153,457	$161,082	$154,087	$148,505	$139,073

Total assets	$1,831,589	$1,713,443	$1,762,445	$1,709,010	$1,743,977
Less:
Goodwill and intangible assets	(4,227)	(4,278)	(4,329)	(4,380)	(4,432)
Tangible assets	$1,827,362	$1,709,165	$1,758,116	$1,704,629	$1,739,544
Tangible common equity ratio - Corporation	8.40%	9.42%	8.76%	8.71%	7.99%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2022	2021	2021	2021	2021
(Dollars in thousands)	March 31	December 31	September 30	June 30	March 31
Total stockholders' equity	$194,347	$201,486	$196,009	$190,477	$182,171
Less:
Goodwill and intangible assets	(4,227)	(4,278)	(4,329)	(4,380)	(4,432)
Tangible common equity	$190,120	$197,208	$191,680	$186,097	$177,739

Total assets	$1,831,461	$1,713,318	$1,762,415	$1,709,006	$1,743,945
Less:
Goodwill and intangible assets	(4,227)	(4,278)	(4,329)	(4,380)	(4,432)
Tangible assets	$1,827,234	$1,709,040	$1,758,086	$1,704,626	$1,739,513
Tangible common equity ratio - Bank	10.40%	11.54%	10.90%	10.92%	10.22%

	Tangible Book Value Reconciliation (Unaudited)
	2022	2021	2021	2021	2021
	March 31	December 31	September 30	June 30	March 31
Book value per common share	$25.73	$27.07	$25.94	$24.77	$23.27
Less: Impact of goodwill and intangible assets	0.69	0.70	0.71	0.71	0.72
Tangible book value per common share	$25.04	$26.37	$25.23	$24.06	$22.55